Exhibit 99.2

Contact

David Speechly, Ph.D.

510.749.1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA REPORTS THIRD QUARTER FISCAL 2007 RESULTS

ROCKVILLE, MD — April 26, 2007 — Celera Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $4.5 million, or $0.06 per share, for the third quarter of fiscal 2007, compared to a net loss of $23.3 million, or $0.31 per share, for the third quarter of fiscal 2006. The third quarter fiscal 2007 results included a tax benefit of approximately $0.4 million for R&D credits. The third quarter fiscal 2006 results included a $20.9 million pre-tax charge for restructuring costs associated with the decision to exit small molecule drug discovery and development and the integration of Celera Diagnostics into Celera. The third quarter fiscal 2006 results also included a $3.1 million pre-tax gain from the sale of an investment. All per share amounts refer to Applera Corporation-Celera Group Common Stock.

“I’m encouraged by the progress Celera continues to make in increasing product sales and developing its product portfolio,” said Tony L. White, Chairman, President and Chief Executive Officer of Applera Corporation. “Our scientific findings continue to generate peer review publications, allowing us to focus on the translation of these discoveries into commercialization opportunities.”

“We’re pleased that the menu for the m2000™ system is expanding in Europe with the registration of a Real-Time™ assay for monitoring hepatitis B viral load,” said Kathy Ordoñez, President of Celera. “We are also continuing to make progress in moving our genetic findings forward as evidenced by the agreement we entered into with LabCorp® this week regarding its planned commercialization of two breast cancer tests that incorporate Celera discoveries.”

Financial Highlights

•

Reported revenues for the third quarter of fiscal 2007 were $9.8 million, compared to $8.9 million for the third quarter of fiscal 2006. The increase was primarily due to higher diagnostic-related licensing and royalty revenues, partially offset by lower equalization revenue. Reported revenues for the Group are comprised of product sales, equalization payments, and license and collaboration revenues. Product sales consist primarily of shipments to our partner, Abbott, at cost. Revenues from items that are outside of the alliance with Abbott are also reported in this category. Equalization payments result from an equal sharing of alliance profits and losses between the alliance partners and vary each period depending on the relative income and expense contribution of each partner.

CELERA REPORTS THIRD QUARTER FISCAL 2007 RESULTS

•

R&D expenses for the third quarter of fiscal 2007 were $13.0 million, compared to $20.4 million in the prior year quarter. SG&A expenses for the third quarter of fiscal 2007 decreased to $7.1 million from $8.3 million in the prior year quarter. These expense reductions were primarily due to the decision to exit small molecule drug discovery and development in the third quarter of fiscal 2006.

•	At March 31, 2007, the Group’s cash and short-term investments were approximately $565 million, compared to approximately $567 million at December 31, 2006.

Supplemental Financial Information

•

For the third quarter of fiscal 2007, total end-user revenues increased 21 percent to $24.3 million from $20.0 million in the prior year quarter. These end-user revenues included products sold through the alliance with Abbott and revenues from our unpartnered new genetic tests. Increased sales of HCV RealTime and HIV viral load assays used on the m2000 system, high resolution human leukocyte antigen products, the ViroSeq™ HIV-1 Genotyping system, and sales of Fragile X analyte specific reagents (ASRs) all contributed to the year-over-year growth. These increases were partially offset by lower sales of our hepatitis C virus (HCV) Genotyping ASRs due to the injunction against sales of these products described below.

Business and Scientific Developments

•

In April, Celera and Laboratory Corporation of America® Holdings (LabCorp) (NYSE:LH) announced that they signed an agreement granting LabCorp a license to Celera’s breast cancer metastasis and estrogen/progesterone receptor discoveries. The license agreement allows LabCorp to select from among Celera’s genomic findings to develop and commercialize two molecular oncology laboratory service tests. This follows the presentation of data by Celera scientists in February at the 24th annual Miami Breast Cancer Conference in Miami Beach, FL, supporting Celera’s multi-gene expression prognostic constellation as a predictor of distant metastasis in Tamoxifen-treated breast cancer patients.

•

In April, scientists at Celera and various collaborators published data from the Atherosclerosis Risk in Communities Study on the prediction of coronary heart disease (CHD) risk using a genetic risk score in the American Journal of Epidemiology. This study demonstrated the concept of aggregating information from multiple single nucleotide polymorphisms into a risk score and indicates that this risk score can improve prediction of incident CHD.

•

In April, scientists from Celera and Seattle Genetics (Nasdaq:SGEN) presented data from two studies on CD133/prominin-1 at the annual American Association for Cancer Research meeting in Los Angeles, CA. CD133 is a cell-surface marker for blood stem/progenitor cells that has also been identified as a cancer stem cell marker in various cancers. Both studies showed the potential therapeutic use of antibody drug conjugates (ADCs) targeted to CD133 utilizing Seattle Genetics’ ADC technology in the treatment of various solid tumors. Seattle Genetics selected CD133 for further investigation in August 2005 as part of the collaboration between the two companies that was started in July 2004.

CELERA REPORTS THIRD QUARTER FISCAL 2007 RESULTS

•

In April, Abbott received CE marking for a real-time PCR (polymerase chain reaction) test for monitoring hepatitis B (HBV) viral load in patients, allowing the test to be marketed in the European Union. This test detects nearly all known forms of HBV genotypes and enables physicians to better manage patient therapy. The Abbott RealTime HBV assay has been developed for use on the Abbott m2000 system, an automated instrument for DNA and RNA testing in molecular laboratories.

•

In February, Celera published data in Human Molecular Genetics from its research studies identifying several candidate genetic markers associated with late-onset Alzheimer’s disease (LOAD), including markers in multiple genes that have never been associated with LOAD. Two of these genes are PCK1, a gene that regulates blood glucose levels, and GALP, a gene that is modulated by insulin and regulates food intake, suggesting a link between Alzheimer’s disease and irregular glucose/insulin levels.

•

Innogenetics N.V., Ghent, Belgium, brought a patent infringement suit against Abbott in September 2005 covering the U.S. sale of HCV genotyping products. Innogenetics did not name Celera as a party in this lawsuit, but Celera has an interest in these products and in the outcome of the litigation because the products are manufactured by Celera and sold through its alliance with Abbott. In September 2006, a jury in Madison, Wisconsin found that the sale of these products willfully infringed a U.S. patent owned by Innogenetics. In January 2007, the U.S. District Court for the Western District of Wisconsin ruled in favor of Innogenetics’ request for a permanent injunction, and as such, ordered Abbott to withdraw its products from the market. The court also reversed the jury verdict of willful infringement, ruled that Abbott did not willfully infringe Innogenetics’ patent, and denied Innogenetics’ request for enhanced damages and attorneys’ fees. Abbott is appealing the judgment as both Abbott and Celera believe that Innogenetics’ patent is invalid and that the alliance’s HCV genotyping ASRs do not infringe Innogenetics’ patent. On March 8, 2007, the Court of Appeals for the Federal Circuit issued an order denying Abbott’s motion for a stay of the permanent injunction during the appeal process.

Celera Outlook

Celera anticipates that its fiscal 2007 financial performance will be affected by demand for current and new diagnostic products, timing of the anticipated approval of the m2000 system in the U.S., and potential revenue from technology licenses and collaborations. Subject to the inherent uncertainty associated with these factors, Celera has the following expectations regarding its financial performance for fiscal 2007:

•

Total reported revenues are anticipated to be unchanged from the previous outlook of $43 - $48 million. This includes revenues from licensing and collaborations, which are anticipated to be $10 - $15 million.

•	Both R&D and SG&A expenses are anticipated to be at or slightly below the previous outlook of $50 - $55 million for R&D expenses, and $30 - $35 million for SG&A expenses.

•	Net loss from operations is anticipated to be at or slightly below the previous outlook of $18 - $25 million.

CELERA REPORTS THIRD QUARTER FISCAL 2007 RESULTS

•

Celera expects cash used to fund operations, anticipated growth in placements of the m2000 system, and cash costs related to the fiscal 2006 restructuring to be at or slightly below the previous outlook of $10 - $20 million. This does not include any proceeds that might be received from the sale of Celera’s small molecule facilities in South San Francisco, CA.

•

Total end-user revenues recognized through Celera’s alliance with Abbott and total revenue from unpartnered new genetic tests are anticipated to be at or near the lower end of the previous outlook of $105 - $115 million, depending on the timing of the approval, and consequent uptake, of the m2000 system in the U.S. If the m2000 system is not approved for marketing in the U.S. in the fourth quarter of fiscal 2007, end-user revenues are anticipated to be below this range.

Other risks and uncertainties that may affect Celera’s financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held today at 11:00 a.m. (ET) to discuss these results and other matters related to the businesses. The call will be formatted to focus on each of the Applera businesses separately. The Applied Biosystems Group portion of the call will start at 11:00 a.m. (ET). The Celera Group portion of the call will start at 11:45 a.m. (ET), or immediately following the end of the Applied Biosystems portion of the call, if later.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 617.614.4076 and enter passcode 49256898 at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of www.applera.com, www.celera.com, or www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on April 26 until May 11, 2007. Interested parties should call 617.801.6888 and enter passcode 64007230.

Applera also encourages stockholders to submit questions for management consideration by e-mail in advance of the conference call. Such questions, which should be brief and reasonably related to the releases, may be submitted to inna.kats@applera.com. While management cannot commit to answer all such submissions, it will endeavor to do so during the available time of the conference call.

About Applera Corporation and Celera

Applera Corporation consists of two operating groups. Celera is primarily a molecular diagnostics business that is using proprietary genomics and proteomics discovery platforms to

CELERA REPORTS THIRD QUARTER FISCAL 2007 RESULTS

identify and validate novel diagnostic markers, and is developing diagnostic products based on these markers as well as other known markers. Celera maintains a strategic alliance with Abbott for the development and commercialization of molecular, or nucleic acid-based, diagnostic products, and it is also developing new diagnostic products outside of this alliance. Through its genomics and proteomics research efforts, Celera is also discovering and validating therapeutic targets, and it is seeking strategic partnerships to develop therapeutic products based on these discovered targets. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of over $1.9 billion during fiscal 2006. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Celera is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera’s business include but are not limited to: (1) Celera is an early-stage company and may not achieve profitability when expected, if at all; (2) Celera’s business is substantially dependent on maintaining its existing strategic alliance with Abbott Laboratories and entering into new collaborations, alliances, and similar arrangements with other companies, which may not be successful; (3) Celera does not have the resources necessary to develop therapeutic products and therefore will not be able to participate in the development or commercialization of therapeutic products other than through collaborations or licensing arrangements with other companies; (4) Celera is using novel and unproven methods to discover markers for the development of new diagnostic products and targets for the development of new therapeutics, which may not be successful; (5) clinical trials of therapeutic or diagnostic products may not proceed as anticipated, may take several years and be very expensive, and may not be successful; (6) diagnostic or therapeutic products may not receive required regulatory clearances or approvals; (7) the diagnostic and therapeutic industries are very competitive, and new therapeutic or diagnostic products may not be accepted and adopted by the market; (8) demand for diagnostic or therapeutic products may be adversely affected if users of these products cannot receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (9) the U.S. Food and

CELERA REPORTS THIRD QUARTER FISCAL 2007 RESULTS

Drug Administration has issued a draft interpretation of the regulations governing the sale of Analyte Specific Reagent products which could prevent or delay Celera’s or its collaborators’ or licensees’ sales of these products and harm Celera’s business; (10) Celera relies on access to biological materials and related clinical and other information for some of its research and development efforts, and such materials and information may be in limited supply or inaccessible to Celera; (11) Celera may be subject to product liability or other claims as a result of the testing or use of therapeutic or diagnostic products, including those commercialized through collaborators or licensees; (12) Celera relies on scientific and management personnel having the necessary training and technical backgrounds and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera or who may compromise the confidentiality of Celera’s proprietary information; (13) Celera may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (14) Celera’s ability to protect its intellectual property is uncertain, its ability to protect its trade secrets is limited, Celera is subject to the risk of infringement claims, and it may need to license intellectual property from third parties to avoid or settle such claims; (15) Celera is dependent on the operation of computer hardware, software, and Internet applications and related technology; (16) an adverse outcome in legal proceedings involving Abbott could harm Celera’s business and subject it to liabilities; (17) legal, ethical, and social issues related to the use of genetic information could adversely affect demand for Celera’s diagnostic products; (18) future acquisitions by Celera may not be successful, may divert management from operations, may cause dilution, and may result in impairment or other charges; (19) the outcome of the existing stockholder litigation is uncertain; (20) Celera has limited commercial manufacturing experience and capabilities and relies on a single manufacturing facility for manufacturing its diagnostic products; (21) Celera relies on a single supplier or a limited number of suppliers for key components of certain of its diagnostic products; (22) Celera’s principal facilities are subject to the risk of earthquakes, which could interrupt operations; and (23) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

###

Copyright 2007 Applera Corporation. All Rights Reserved. AB(Design) and Celera and ViroSeq are registered trademarks, and Applied Biosystems and Applera are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries. RealTime and m2000 are trademarks of Abbott Laboratories or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION

CELERA GROUP

CONDENSED COMBINED STATEMENTS OF OPERATIONS

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
Net revenues	$9.8	$8.9	$33.2	$28.4
Cost of sales	5.4	4.9	13.6	14.5

Gross margin	4.4	4.0	19.6	13.9
Research and development	13.0	20.4	38.2	78.6
Selling, general and administrative	7.1	8.3	21.7	27.0
Amortization of purchased intangible assets				1.1
Employee-related charges, asset impairments and other		20.9	6.0	20.9
Asset dispositions and legal settlements			(2.4)	0.7

Operating loss	(15.7)	(45.6)	(43.9)	(114.4)
Gain on investments, net		3.1		7.6
Interest income, net	7.4	5.2	20.9	16.4
Other income (expense), net	0.1		0.3	(0.2)

Loss before income taxes	(8.2)	(37.3)	(22.7)	(90.6)
Benefit for income taxes	3.7	14.0	10.7	33.2

Net loss	$(4.5)	$(23.3)	$(12.0)	$(57.4)

Loss per share analysis

Net loss per share
Basic and diluted	$(0.06)	$(0.31)	$(0.15)	$(0.77)

Weighted average number of common shares
Basic and diluted	78,499,000	75,837,000	78,156,000	75,013,000

Certain prior period amounts have been reclassified for comparative purposes.

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$529.9	$9.8	$(0.7)	$539.0
Cost of sales	231.3	5.4	(0.6)	236.1

Gross margin	298.6	4.4	(0.1)	302.9
Selling, general and administrative	150.2	7.1		157.3
Research, development and engineering	54.4	13.0	(0.2)	67.2
Amortization of purchased intangible assets	2.8			2.8

Operating income (loss)	91.2	(15.7)	0.1	75.6
Interest income, net	3.2	7.4		10.6
Other income (expense), net	2.3	0.1		2.4

Income (loss) before income taxes	96.7	(8.2)	0.1	88.6
Provision (benefit) for income taxes	21.2	(3.7)	0.2	17.7

Net income (loss)	$75.5	$(4.5)	$(0.1)	$70.9

Net income (loss) per share
Basic	$0.41	$(0.06)
Diluted	$0.39	$(0.06)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$490.7	$8.9	$(1.8)	$497.8
Cost of sales	214.9	4.9	(0.8)	219.0

Gross margin	275.8	4.0	(1.0)	278.8
Selling, general and administrative	140.6	8.3		148.9
Research, development and engineering	48.0	20.4	(1.0)	67.4
Amortization of purchased intangible assets	1.3			1.3
Employee-related charges, asset impairments and other	(0.9)	20.9		20.0
Asset dispositions and legal settlements	1.6			1.6
Acquired research and development	3.4			3.4

Operating income (loss)	81.8	(45.6)		36.2
Gain on investments, net		3.1		3.1
Interest income, net	4.1	5.2		9.3
Other income (expense), net	0.8		0.1	0.9

Income (loss) before income taxes	86.7	(37.3)	0.1	49.5
Benefit for income taxes	37.7	14.0	(0.7)	51.0

Net income (loss)	$124.4	$(23.3)	$(0.6)	$100.5

Net income (loss) per share
Basic	$0.67	$(0.31)
Diluted	$0.65	$(0.31)

Certain fiscal 2006 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Nine Months Ended March 31, 2007

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,536.2	$33.2	$(3.1)	$1,566.3
Cost of sales	687.5	13.6	(1.5)	699.6

Gross margin	848.7	19.6	(1.6)	866.7
Selling, general and administrative	432.8	21.7		454.5
Research, development and engineering	150.4	38.2	(1.3)	187.3
Amortization of purchased intangible assets	8.4			8.4
Employee-related charges, asset impairments and other		6.0		6.0
Asset dispositions and legal settlements	1.3	(2.4)		(1.1)
Acquired research and development	114.3			114.3

Operating income (loss)	141.5	(43.9)	(0.3)	97.3
Gain on investments, net	0.2			0.2
Interest income, net	9.3	20.9		30.2
Other income (expense), net	4.5	0.3		4.8

Income (loss) before income taxes	155.5	(22.7)	(0.3)	132.5
Provision (benefit) for income taxes	63.9	(10.7)	(0.1)	53.1

Net income (loss)	$91.6	$(12.0)	$(0.2)	$79.4

Net income (loss) per share
Basic	$0.50	$(0.15)
Diluted	$0.48	$(0.15)

APPLERA CORPORATION

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

For the Nine Months Ended March 31, 2006

(Dollar amounts in millions except per share amounts)

(Unaudited)

	Applied Biosystems Group	Celera Group	Eliminations	Consolidated
Net revenues	$1,388.1	$28.4	$(6.8)	$1,409.7
Cost of sales	627.7	14.5	(4.4)	637.8

Gross margin	760.4	13.9	(2.4)	771.9
Selling, general and administrative	398.4	27.0		425.4
Research, development and engineering	134.0	78.6	(2.5)	210.1
Amortization of purchased intangible assets	1.9	1.1		3.0
Employee-related charges, asset impairments and other	0.3	20.9		21.2
Asset dispositions and legal settlements	27.5	0.7		28.2
Acquired research and development	3.4			3.4

Operating income (loss)	194.9	(114.4)	0.1	80.6
Gain on investments, net		7.6		7.6
Interest income, net	11.8	16.4		28.2
Other income (expense), net	3.7	(0.2)	0.1	3.6

Income (loss) before income taxes	210.4	(90.6)	0.2	120.0
Provision (benefit) for income taxes	12.0	(33.2)	1.4	(19.8)

Net income (loss)	$198.4	$(57.4)	$(1.2)	$139.8

Net income (loss) per share
Basic	$1.05	$(0.77)
Diluted	$1.02	$(0.77)

Certain fiscal 2006 amounts have been reclassified for comparative purposes.